UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2011
AMSCAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21827	13-3911462

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)
80 Grasslands Road, Elmsford, New York, 10523

(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (914) 345-2020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.
On September 12, 2011, at the request of Amscan Holdings, Inc. (the “Company”), Wells Fargo Bank, National Association (“Wells Fargo”) agreed to increase its commitment by $25,000,000 under that certain ABL credit agreement, dated as of August 13, 2010, among the Company, Party City Holdings Inc., certain subsidiaries of the Company, Wells Fargo, and the lenders party thereto (as amended on December 2, 2010 and as further amended on September 8, 2011, the “ABL Credit Agreement”). Such increase results in an aggregate commitment for extensions of credit under the ABL Credit Agreement of $350,000,000.
In addition to such increase in commitments, on September 8, 2011, the Company entered into a second amendment (the “Amendment”) to the ABL Credit Agreement. The Amendment, among other things, amends the defined term “Change of Control” to provide for a different definition following the consummation of an initial public offering that meets certain conditions and amends the restriction on the payment of dividends or other amounts to the Company from its restricted subsidiaries.
The foregoing description of the material terms of the Amendment does not purport to be a complete description of the Amendment and is qualified by its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished herewith.

Exhibit 10.1	Amendment No. 2 to ABL Credit Agreement, by and among Amscan Holdings, Inc., Party City Holdings Inc., certain subsidiaries of Amscan Holdings, Inc. party thereto, Wells Fargo Bank, National Association as administrative agent and as collateral agent, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSCAN HOLDINGS, INC. (Registrant)
	By:	/s/ Michael A. Correale
		Name:	Michael A. Correale
Date: September 13, 2011		Title:	Chief Financial Officer

Exhibit Index

Exhibit 10.1	Amendment No. 2 to ABL Credit Agreement, by and among Amscan Holdings, Inc., Party City Holdings Inc., certain subsidiaries of Amscan Holdings, Inc. party thereto, Wells Fargo Bank, National Association as administrative agent and as collateral agent, and the lenders party thereto.